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                                                                     EXHIBIT 4.3

                           STERLING BANCSHARES, INC.

               1995 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN


I.       PLAN PURPOSE

         Section 1.1. Sterling Bancshares, Inc. (the "Company") hereby establishes the 1995 Non-Employee Director Stock Compensation Plan (the "Plan"), which provides the Company with the option to pay all or part of the Fees payable to the Non-Employee Directors in Common Stock of the Company. The purpose of this Plan is to increase the proprietary interest of the Non-Employee Directors in the Company's long-term prospects and the strategic growth of its business.


II.      DEFINITIONS

         Section 2.1. "Board" means the Board of Directors of the Company, and any persons appointed to serve as advisory directors of the Company.

         Section 2.2. "Common Stock" means the Company's Common Stock, $1.00 par value per share.

         Section 2.3. "Election" means a resolution made by the Board of Directors of the Company to pay the Fees of all of the Non-Employee Directors for any Fiscal Year wholly or partially in the form of Common Stock.

         Section 2.4. "Fair Market Value" means, as of any specified date, the closing price of a share of Common Stock of the Company, as reported by the NASDAQ National Market System or any securities exchange on which the shares of Common Stock shall then be traded.

         Section 2.5. "Fees" means the annual retainer and meeting fees earned by a Non-Employee Director for his or her service as a member of the Board and any committee of the Board during a Fiscal Year or portion thereof.

         Section 2.6. "Fiscal Year" means the 12-month period beginning January 1 of any year and ending December 31 of the same year.

         Section 2.7. "Non-Employee Director" means a member of the Board (including any advisory director) who is not an employee of the Company.
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III.     SHARES AUTHORIZED FOR ISSUANCE

         Section 3.1. A maximum of 150,000 shares of Common Stock may be issued under this Plan. The Common Stock issued under this Plan shall be authorized and unissued or treasury shares of Common Stock of the Company. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, merger, consolidation, reorganization, or other similar change in capitalization, the number or kind of shares that may be issued under the Plan shall be automatically adjusted so that the proportionate interest of the shares issuable under this Plan is maintained as before the occurrence of such event.

IV.      ANNUAL ELECTION; PROCEDURES

         Section 4.1. For any Fiscal Year, the Board may elect to pay all or a portion of the Fees payable to the Non-Employee Directors for such Fiscal Year in shares of Common Stock rather than in cash. Such Election shall be made at least six months prior to the beginning of the Fiscal Year for which such Election shall be effective; provided, however, that if no Election has been made by the Board prior to July 1 of any Fiscal Year, the Fees payable for the following Fiscal Year shall automatically be payable in shares of Common Stock. Any such Election shall be effective for all, and not less than all, of the Non-Employee Directors. Once made, an Election may not be revoked or modified unless done so at least six months prior to the Fiscal Year for which such Election is effective.

         Section 4.2. The number of shares of Common Stock issued to a Non-Employee Director shall be equal to the amount of Fees that would have been paid to a Non-Employee Director for a Fiscal Year divided by the Fair Market Value of a share of Common Stock on the day immediately prior to the day on which the Fees are to be paid. The Board, however, shall have the option to designate the amount of Fees payable to the Non-Employee Directors in whole numbers of shares of Common Stock; provided, however, that any increase in the amount of Fees payable in shares of Common Stock must be made at least six months prior to the Fiscal Year for which such Election is to be effective.

         Section 4.3. Any shares of Common Stock issued to a Non-Employee Director pursuant to this Plan for any Fiscal Year shall be deemed to be fully paid and non-assessable shares of Common Stock on the date of issuance and shall not be subject to forfeiture or reduction in the event that, during the Fiscal Year for which the shares of Common Stock were issued as Fees, a Non-Employee Director subsequently dies, becomes disabled, retires or resigns as a director or is removed or otherwise terminated as a director.

         Section 4.4. Only whole numbers of shares of Common Stock shall be issued; fractional shares shall be rounded up to the nearest whole share. If the Election is for only a portion of the Fees, the remaining portion of the Fees to be paid in cash shall be paid at the time the Fees would normally be paid by the Company to the Non-Employee Director.




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         Section 4.5.     The Director Compensation Committee (the "Committee")
of the Board of Directors shall be responsible for the administration of the Plan; provided, however, that all of the members of such Committee shall be composed of members of the Board who are employees of the Company. The Committee, by majority action of its members, is authorized to interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations, and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.


V.       EFFECTIVE DATE AND TERM OF PLAN

         Section 5.1. The Plan shall be submitted to the stockholders of the Company for their approval at the 1995 Annual Meeting of Stockholders and will become effective immediately upon such approval. If approved by the stockholders of the Company, the Fees payable to the Non-Employee Directors for the 1995 Fiscal Year shall be paid in shares of Common Stock.

         Section 5.2. This Plan shall terminate on the tenth anniversary of the effective date of this Plan.


VI.      AMENDMENT AND TERMINATION

         Section 6.1. The Board of Directors of the Company may at any time terminate, and from time to time may amend or modify the Plan; provided, however, that no amendment or modification may become effective without approval by the shareholders of the Company if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements or if the Board, on advice of counsel, determines that shareholder approval is otherwise necessary or advisable.


VII.     TRANSFER RESTRICTIONS; INTENTION TO COMPLY WITH APPLICABLE SECURITIES
         LAWS

         Section 7.1. Any shares of Common Stock issued pursuant to the Plan may not be resold for a period of six months following the issuance of such shares of Common Stock.

         Section 7.2. The provisions of this Plan are intended, and shall be interpreted, to permit the issuance of shares of Common Stock made hereby to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934, as amended. To the extent





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any provisions of the Plan or actions by the Committee fail to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

         Section 7.3. All transactions pursuant to the terms of the Plan shall only be effective at such time as counsel to the Company shall have determined that such transaction will not violate federal or state securities or other laws. The Committee may, in its sole discretion, defer the effectiveness of such transaction to pursue whatever actions may be required to ensure compliance with such federal or state securities or other laws.

         Section 7.4. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Company, any stock exchange upon which the Common Stock is then listed and any applicable Federal or state securities laws, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.


VIII.    WITHHOLDING TAXES

         Section 8.1. Whenever the Company issues shares of Common Stock under the Plan, the Company shall have the right to require the Non-Employee Director to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, at the Company's discretion, the Company may issue only such number of shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.





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